  Exhibit 3(b)

 MCI INCOME FUND V, LLC
7.00% Senior Secured Bonds (A-1 Bonds)
CUSIP No. [●]
ISIN No. [●]

No. [●]	No. of 7.00% Senior Secured Bonds (the “A-1 Bonds”): [●] Principal Amount of the Bonds: $[●]

MCI INCOME FUND V, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of up to $[●], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in A-1 Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments commencing [●] and occurring on each the 15th day of the month following the initial issuance of the Bonds and the 15th of each month thereafter, until the A-1 Bonds are no longer outstanding. The initial interest payment for all A-1 Bonds shall be prorated to include interest accrued from the date of issuance through the end of the month immediately preceding such Interest Payment Date.

Record Dates: The last day of each fiscal month pertaining to an Interest Accrual Period (as defined in the Indenture).

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [●]

MCI INCOME FUND V, LLC,
a Delaware limited liability company
Date	By:
Name
	Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 7.00% Senior Secured Bonds described in the within-mentioned Indenture. Dated: [●].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

7.00% Senior Secured Bonds (Class A Bonds)

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of [●] (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $50,000,000 in the aggregate of A-1 Bonds and 7.50% Senior Secured Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest.

(a) The Company promises to pay interest on the principal amount of the A-1 Bonds at 7.00% per annum from the date of issuance up to but not including June 30th of the fourth year following the issuance date of this certificate (the “Maturity Date”), subject: (y) to the Company’s ability to extend the Maturity Date for two additional six month periods in its sole and absolute discretion by providing written notice of such extension and (z) any renewal of the A-1 Bonds as prescribed in the Indenture. Any such renewal of a A-1 Bond will be for two additional three-year terms. The Company will pay interest due on the A-1 Bonds on the Interest Payment Dates. Interest on the A-1 Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the A-1 Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 365-day year.

SECTION 2. Method of Payment. The Company will pay interest on the A-1 Bonds to the Persons who are registered holders of A-1 Bonds at the close of business on the Record Date, even if such A-1 Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The A-1 Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the A-1 Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest and other amounts due on the A-1 Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of A-1 Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, Phoenix American Financial Services, Inc. will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to the holders of A-1 Bonds. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the A-1 Bonds under the Indenture. The terms of the A-1 Bonds include those stated in the Indenture for a complete description of the terms of the A-1 Bonds. The A-1 Bonds are subject to all such terms, and holders of A-1 Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. We may redeem the A-1 Bonds, in whole or in part, without penalty within 18 months of the Maturity Date. If the A-1 Bonds are renewed for an additional term, we may redeem the A-1 Bonds at any time during such renewal period. Any redemption of a A-1 Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the A-1 Bonds, we will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the A-1 Bonds, the particular A-1 Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Except as set forth in this Section 5, or pursuant to Section 3.04 of the Indenture, the A-1 Bonds may not be redeemed by the Company.

SECTION 6. Redemptions.

(a)
Redemptions at the Option of Holder
.
i.
i. Between June 15 and June 30 of the fourth year following the initial year of issuance of the applicable series of Bonds, the holders of the Class A Bonds will have the right to cause the Company to redeem all or any portion of the holder’s Class A Bonds. If no notice is given, the Bonds will be extended for an additional three-year term upon the same terms and between June 15 and June 30 of the seventh year following the initial year of issuance of the applicable series of Bonds the holders of the Class A Bonds will have the right to cause the Company to redeem all or any portion of the holder’s Class A Bonds. If no notice is given, the Bonds will be extended for the final three-year term upon the same terms. To effect a redemption, the applicable holder (the “Redeeming Holder”) must submit a written request to the Company, with a copy to the Trustee, for the redemption of all or a portion of its Class A Bonds (the “Redemption Request”). Interest will accrue on any Class A Bond redeemed hereunder until the actual date of redemption of such Bond, which such redemption process shall begin no later than 120 days following the Company’s actual receipt of the applicable Redemption Request (the “Redemption Date”).  Redemptions pursuant to this Section 6(a) will be effected by payment of $1,000.00 plus accrued but unpaid interest (the “Redemption Price”). Any Class A Bond not accepted for redemption will continue to be outstanding and accrue interest pursuant to its terms. For

ii.
No later than ten (10) business days following its receipt of a Redemption Request, the Company shall mail a notice to the Redeeming Holder notifying such holder whether its A-1 Bonds are to be redeemed. The notice shall state that it is a notice of redemption, identify the A-1 Bonds to be liquidated and shall state:

a.
the Redemption Date;

b.
the name and address of the Paying Agent; and

c.
that if the A-1 Bonds to be redeemed have been issued in certificated form, (other than in respect of a global certificate issued to a Depositary), such certificate(s) must be surrendered to the Paying Agent to collect the redemption price.

iii.
No later than the day before the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all A-1 Bonds to be redeemed on that date. Unless the Company shall default in the payment of the Redemption Price on the A-1 Bonds to be redeemed, Interest on such A-1 Bonds shall cease to accrue after the Redemption Date.

iv.
Except as set forth in this Section 6 and Section 7 below, and Section 2.02(c)(2)of the Indenture, the Company shall not be required to make mandatory redemptions with respect to the A-1 Bonds.

(b)
Redemptions at the Option of the Holder Outside of Notice Periods

i.
Redemption Requests by Holders of Bonds made outside of the periods specified in Section 6(a) and with greater than 18 months until maturity, will be redeemed at a price of $880 per Bond, plus any accrued but unpaid interest.

(c)
Redemptions Upon Death, Disability or Bankruptcy

i.
Within 60 days of the death, total permanent disability or bankruptcy of a Holder who is a natural person, the estate of such Holder, such Holder or legal representative of such holder may request that the Company repurchase, in whole but not in part, the Bonds held by such Holder by delivering to the Company a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled or bankrupt Bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event. Upon receipt of redemption request in the event of death, total permanent disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than after 120 days we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. For redemption requests due to death, on the designated date, we will redeem such Bonds at a price per Bond equal to $910 plus any accrued and unpaid interest, to but not including the date on which the Bonds are redeemed. For redemption requests due to total permanent disability or bankruptcy, on the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

SECTION 7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all of the outstanding A-1 Bonds. We must offer to repurchase the A-1 Bonds at a price that is equal to the repayment of principal plus all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

(b) The Company will repurchase any Bonds pursuant to Section 2.02(c)(2)of the Indenture at a price per Bond equal to $910 plus any accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

SECTION 8. Denominations, Transfer Exchange. The A-1 Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of A-1 Bonds may be registered and A-1 Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of A-1 Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of A-1 Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any A-1 Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any A-1 Bonds for a period of 15 days before a selection of A-1 Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered holder of A-1 Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment and Supplement. The parties to the Indenture may amend or supplement the Indenture and the A-1 Bonds as provided in the Indenture.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding A-1 Bonds may declare the principal of, premium, if any, and accrued interest on the A-1 Bonds to be due and payable immediately in accordance with the provisions of Section 6.01 of the Indenture. Holders of A-1 Bonds may not enforce the Indenture or the A-1 Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding A-1 Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of A-1 Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02 of the Indenture. The holders of a majority of the A-1 Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the A-1 Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2) of the Indenture.

SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the A-1 Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the A-1 Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the A-1 Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the A-1 Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of A-1 Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of A-1 Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 17. Registered Form. The A-1 Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 18. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any holder of A-1 Bonds upon written request and without charge a copy of the Indenture.